Exhibit 4.1 (j)
AMENDED AND RESTATED
ADDENDUM TO
FARM BUREAU 401(K) SAVINGS PLAN
     This Amended and Restated Addendum to the Farm Bureau 401(k) Savings Plan is being amended and restated effective January 1, 2005, to reflect the addition of nonelective employer contributions for employees of Arizona Farm Bureau Federation (See paragraph 7, Classification V employees). This Amended and Restated Addendum replaces the Amended and Restated Addendum executed by Iowa Farm Bureau Federation on February 6, 2004 (effective January 1, 2004).
     1. The following paragraph is added to Sections 1.26 and 1.30 (“Related Group”/ “Related Employer” and “Service with a Predecessor Employer”) of the Defined Contribution Prototype Plan and Trust:
The Farm Bureau 401(k) Savings Plan is a multiple employer plan adopted by the following separate groups of controlled corporations: Iowa Farm Bureau Federation, Farm Bureau Mutual Insurance Company, FBL Financial Group, Inc., Nebraska Farm Bureau Federation, Minnesota Farm Bureau Federation, South Dakota Farm Bureau Federation, Utah Farm Bureau Federation, Arizona Farm Bureau Federation, New Mexico Farm & Livestock Bureau and The Kansas Farm Bureau. The term “Employer” includes the group members of each separate related group and each related group shall stand alone for purposes of applying the Coverage Test under Code §410(b) and any discrimination testing under Code §401(a)(4), applying the limitations on allocations in Article III, applying the top heavy rules and the minimum allocation requirements of Article III, the definitions of Employee, Highly Compensated Employee, Compensation and Leased Employee and for any other purpose required by the applicable Code Section or by a Plan provision. Only one Trust shall be created under this Plan, but the assets of the Participants of each separate related group shall be accounted for separately. Service with all Participating Companies shall be counted for purposes of crediting Hours of Service, and determining Years of Service and Breaks in Service under Articles II and V.
     2. Effective July 1, 2003, eligibility conditions became the same for all portions of the Plan for all Participating Employers. See Amendment 5, effective July 1, 2003. Amendment No. 8 to the Plan, which is being adopted effective as of the same date as this Amended and Restated Addendum (January 1, 2005), sets forth a different service eligibility condition for the new nonelective employer contributions made by Arizona Farm Bureau Federation (2 years of service). The eligibility conditions for all other Employer contributions, including elective deferrals, remain the same as they were prior to January 1, 2005 (age 21 and one month of service). Amendment No. 8 to the Plan also sets forth different Plan Entry Dates for eligible Employees for the new nonelective employer contributions made by Arizona Farm Bureau Federation (January 1 and July 1 following meeting the age and service condition for such contributions) than the Plan Entry Dates for all other Employer contributions (the first day of each payroll period).
     3. Following are the fixed matching contribution formulas (expressed as a percentage of elective deferrals) and the maximum elective deferrals taken into account in making matching contributions (expressed as a percentage of compensation) applicable to each controlled group of entities. These designations apply to item 15(a) and 15(j) respectively in the Adoption Agreement. They are effective January 1, 2002 (except The Kansas Farm Bureau designations are effective January 1, 2003). The Arizona Farm Bureau Federation and Minnesota Farm Bureau Federation matching contribution below is the basic safe harbor matching contribution pursuant to item 13(d)(2) in the Adoption Agreement. Matching contribution formulas and limits on elective deferrals eligible for matching contributions in effect prior to that date are contained in the prior plan document, plus amendments thereto:

			Maximum Eligible
		Match	Elective Deferrals
Iowa Farm Bureau Federation	)	100%	First 2%
FBL Financial Group, Inc.	)	50%	Next 2%
New Mexico Farm & Livestock Bureau	)

Arizona Farm Bureau Federation	)	100%	First 3%
Minnesota Farm Bureau Federation	)	50%	Next 2%

South Dakota Farm Bureau Federation		50%	5%

The Kansas Farm Bureau		50%	6%
     4. With respect to The Kansas Farm Bureau, it shall make a safe harbor nonelective contribution of 7% of a Participant’s Compensation for all Participant’s eligible to make salary deferral contributions at any time during the year (except that the President of The Kansas Farm Bureau shall not be entitled to such safe harbor contribution) pursuant to item 13(d)(1) in the Adoption Agreement. No other Participating Employer is making a safe harbor nonelective contribution.
     5. With respect to the fixed matching contribution formulas in paragraph 3 above, Employees of Farm Bureau Mutual Insurance Company are not eligible for any such Employer matching contributions.
     6. Each separate controlled group of entities shall determine the discretionary matching percentage, if any, for each Plan Year under item 15(b) of the Adoption Agreement for Participants directly employed by a member of such separate controlled group.

     7. With respect to the allocation of Employer non-elective contributions under item 16(a) of the Adoption Agreement, the classifications of eligible Participants in subparagraph (a) below shall apply to the contribution allocation formulas set forth in subparagraph (b) below:
(a)	Classification I (effective July 1, 2003) – Employees of Farm Bureau Mutual Insurance Company.
Classification II (effective January 1, 1999) — Employees of South Dakota Farm Bureau Federation.
Classification III (effective January 1, 2003) – Employees of The Kansas Farm Bureau, except the President of The Kansas Farm Bureau shall be excluded from this contribution allocation.
Classification IV (effective January 1, 2004) – Employees of Minnesota Farm Bureau Federation.
Classification V (effective January 1, 2005) – Employees of Arizona Farm Bureau Federation
(b)	The following shall apply with respect to the amount of Nonelective Employer Contributions and method of allocation of such contribution with respect to each Classification of Participants identified in (a) above:
(1) Classification I Participants – with respect to eligible Participants in Classification I as defined in (a) above, the contribution for Classification I Participants shall be allocated as follows:
     (i) The Employer contribution shall be allocated in the same proportion that first year property and casualty overwrite commissions of such Participant for the Plan Year bears to the total of all such compensation of all eligible Classification I Participants; provided, however, the amount allocated to each such Participant shall not exceed 7% of such first year property and casualty overwrite commissions of the Participant.
     (ii) For purposes of the allocations above, only first year property and casualty overwrite commissions earned after a Participant’s Entry Date shall be used in the allocation. A Participant does not have to be employed on the last day of the Plan Year or have a minimum number of Hours of Service to have nonelective contributions allocated to his account.
     (iii) For the 2003 Plan Year the contribution formula in subparagraph (i) above shall apply to eligible Compensation paid after July 1, 2003. The contribution formula in the prior subparagraph (i) shall apply to eligible

Compensation paid prior to July 1, 2003, and to eligible classification I Employees as defined in this Addendum prior to its July 1, 2003 restatement.
(2) Classification II Participants (effective January 1, 1999) – with respect to eligible Participants in Classification II as defined in (a) above, the contribution for Classification II Participants shall be allocated as follows:
     (i) The annual nonelective contribution shall be allocated in the same ratio that each Participant’s Compensation for the Plan Year bears to the total Compensation of all Participants for the Plan Year. A Participant does not have to be employed on the last day of the Plan Year or have a minimum number of Hours of Service to have nonelective contributions allocated to his account.
(3) Classification III Participants (effective January 1, 2003) – with respect to eligible Participants in Classification III as defined in (a) above, the contribution for Classification III Participants shall be allocated as follows:
     (i) The annual nonelective contribution shall be allocated in the same ratio that each Participant’s Compensation for the Plan Year bears to the total Compensation of all Participants for the Plan Year. A Participant does not have to be employed on the last day of the Plan Year or have a minimum number of Hours of Service to have nonelective contributions allocated to his account.
(4) Classification IV Participants (effective January 1, 2004) – with respect to eligible Participants in Classification IV as defined in (a) above, the contribution for Classification IV Participants shall be allocated as follows:
     (i) The annual nonelective contribution shall be allocated in the same ratio that each Participant’s Compensation for the Plan Year bears to the total Compensation of all Participants for the Plan Year. A Participant does not have to be employed on the last day of the Plan Year or have a minimum number of Hours of Service to have nonelective contributions allocated to his account. Unless a different contribution amount is adopted by the Board of Directors of the Minnesota Farm Bureau Federation prior to the start of a Plan Year, the amount of contribution for eligible Participants shall be such as to equal 7% of eligible Compensation.
(5) Classification V Participants (effective January 1, 2005) – with respect to eligible Participants in Classification V as defined in (a) above, the contribution for Classification V Participants shall be allocated as follows:
(i) The annual nonelective contribution shall be allocated under the permitted disparity formula under Section 16(b) of the Adoption Agreement to the Plan (which is Section 3.04(A) of the underlying master

Plan document), using the four-tiered allocation formula therein, with Excess Compensation to mean Compensation in excess of 80% (plus $1) of the taxable wage base in effect on the first day of the applicable Plan Year. Unless a different contribution amount is adopted by the Board of Directors of the Arizona Farm Bureau Federation prior to the start of a Plan Year, the amount of contribution for each eligible Participant shall be such as to equal 15% of total Compensation and 5.4% of Compensation above Excess Compensation. A Participant has to be employed on the last day of the Plan Year and be credited with at least 1,000 Hours of Service during the Plan Year to participate in this nonelective contribution.
     8. Iowa Farm Bureau Federation, as Plan Sponsor, specifically acknowledges that any group annuity contract issued to the Plan shall not be part of the Plan assets held in trust by the Trustee.
     9. In administering Subsection 10.03(B) of the Defined Contribution Prototype Plan and Trust, the following additional provision shall apply:
     Notwithstanding the authority of the Trustee to give proxies as specified in Subsection 10.03(B)(g), each Participant and beneficiary in the Plan who has a beneficial interest in the Employer Stock Fund shall be entitled to direct the Trustee as to the manner in which the Employer stock having voting rights which are allocated to such Participant’s or beneficiary’s account shall be voted. The Trustee, itself or by its nominee, shall vote said stock as follows: (i) the Employer shall adopt reasonable measures to notify said Participants and beneficiaries of the date and purpose of each meeting of stockholders of the Employer at which holders of shares of stock shall be entitled to vote, and to request instructions from such Participants and beneficiaries to the Employer, its agent or the Trustee as to the voting at such meeting of the number of shares of common stock (including fractional shares) in the account of each such Participant or beneficiary, whether or not vested; (ii) in each case the Trustee, itself or by proxy, shall vote the shares of said stock (including fractional shares) in the account of each such Participant or beneficiary in accordance with the directions of the Participant or beneficiary as communicated directly to the Trustee or to the Trustee by the Employer or its agent; (iii) if prior to the time of such meeting of stockholders (or a date prior thereto specified by the Trustee), the Trustee shall not have received timely directions from a Participant or beneficiary, or from the Employer as to the manner of voting any shares of allocated stock in the account of such Participant or beneficiary, the Trustee shall vote, itself or by proxy, all such shares of common stock in all matters coming before the meeting, in the same ratio, to the nearest whole vote, as the ratio in which the total shares with respect to which timely directions were received were voted in such matters.
     10. Item 29 of the Adoption Agreement to the Plan is hereby amended by adding the following thereto:

All accounts shall be invested as directed by Participants in such investment alternatives as are selected by the Plan Administrator. If an election has not been made by a Participant, then all accounts of such Participant shall be invested in the deferred group annuity investment option. Except as provided below with respect to The Kansas Farm Bureau, all Regular, Qualifying and Safe-harbor Matching Contributions shall initially be invested by the Trustee in FBL Financial Group, Inc. common stock. A Participant shall have the same investment choices for that account as he does for his other accounts in the Plan, and he may transfer out of the Employer Stock Fund with respect to his matching account into other investment choices at any time. All Matching Contributions for Participants who are Employees of The Kansas Farm Bureau shall be invested in the available investment choices in the same proportion among such choices as is designated by each Participant for all other contributions. Any employer nonelective contributions for Participants who are Employees of the Arizona Farm Bureau Federation shall initially be invested by the Trustee in the deferred group annuity investment option. Any such Participant shall have the same investment choices for that account as he does for his other accounts in the Plan, and he may transfer out of the deferred group annuity investment option with respect to his employer nonelective contribution account into other investment choices at any time.
     11. In administering Subsection 10.03(F) of the Defined Contribution Prototype Plan and Trust, the following additional provisions shall apply:
If so directed, the Trustee is authorized to invest in Qualifying Employer securities in amounts that may exceed 10% of the value of Plan assets, up to 100% of the value of Plan assets, to be held in an Employer Stock Fund. Such investment shall be at the direction of the Named Fiduciary, or if authorized by the Named Fiduciary, by an Investment Manager or as directed by Participants or beneficiaries. Notwithstanding such direction, in the event that a tender or exchange offer is made for all or any portion of the Employer’s common stock held in the Fund, the Employer shall take such action as is practicable to provide each Participant or beneficiary of the Plan having an interest in such Fund with the same information that is distributed by the Employer to the stockholders of the Employer owning the same class of common stock for which such offer is made. Notwithstanding any other provision of the Plan, in the event such an offer is made, each such Participant or beneficiary shall have the right to direct the Trustee, by timely notice, to tender or exchange all or any portion of the full shares of such common stock credited to his account which are at such time fully vested, and the Trustee shall so tender or exchange only upon receipt of such direction. All property received in the form of cash in exchange for such common stock so tendered shall, upon receipt, be transferred out of the Employer Stock Fund and shall be invested by the Trustee in accordance with the investment direction then on file with the Trustee for investment of deferral contributions with respect to each affected Participant. If such investment direction directs any funds to be invested in the Employer Stock Fund, such amount shall instead be invested in the deferred group annuity contract issued to the Plan. All property received other than cash in exchange for such common stock so tendered shall, upon receipt, be held by the Trustee in the Employer Stock Fund within the accounts of those Participants who so tendered. Notwithstanding any other provision of this Plan, such property other than cash may be held within such Fund and shall be administered, invested, reinvested and distributed in accordance with the applicable terms of this Plan.
     12. The Defined Contribution Prototype Plan and Trust is amended by adding the following language to Section 10.03(B)(c) of that document:
The Trustee is authorized to invest and reinvest all or any part of the principal and income of the Trust through any common or collective trust fund or pooled investment fund maintained by the Trustee for the collective investment of funds held by it in a fiduciary capacity. The provisions of the document governing any such common or collective trust fund as it may be amended from time to time shall govern any investment therein and are hereby made a part of this Defined Contribution Prototype Plan and Trust.

IOWA FARM BUREAU FEDERATION,
Plan Sponsor

By:	/s/ Craig A. Lang	Date: June 3, 2005

WELLS FARGO BANK MINNESOTA, N.A.,
Trustee

By:	/s/ Mary Stoecker	Date: June 3, 2005